Exhibit 10.7

AGREEMENT CONCERNING SEVERANCE COMPENSATION AND
BENEFITS UPON A CHANGE OF CONTROL

THIS AGREEMENT is made and entered into effective as of the 29th day of August, 2008 by and between First Century Bank, a Georgia corporation (the “Company”), and Chris England (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Employee has been an employee of the Company since April 30, 2008;

WHEREAS, the Employee desires to enter into an agreement with the Company  which includes certain compensation and benefits in the event of a change of control of the Company or in the event that the Company is acquired;

WHEREAS, the Company desires to provide compensation and benefits in the event of a change of control in consideration of certain promises from the Employee;

WHEREAS, the Employee and Company acknowledge that this Agreement and the benefits described herein are valuable consideration.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Employment.  The Company employs the Employee, pursuant to the terms and conditions of an offer letter dated April 4, 2008 (“Offer Letter”).  The Employee’s employment by the Company began April 30, 2008. Pursuant to the Offer Letter, the Company and the Employee have agreed that the Employee shall be paid an annual base salary, (as may be adjusted from time to time, the “Base Salary”) and certain other benefits.

2.                                       Term of Agreement.  This Agreement commenced as of the effective date of this agreement and shall continue in force and effect for a period of not less than eighteen (18) months after a separation of employment occurs.

3.                                       Change of Control.  The Company and the Employee agree that the compensation and benefits to be provided to the Employee under Section 4 of this Agreement shall be payable to the Employee if the following event in section (a) occurs:

(a)                                  Upon a Change of Control, which means the exercise of power, directly or indirectly, to direct management or policies of the Company by any person, firm, corporation or other business entity or investor that does not own or control 25% of the common stock or other voting securities of the Company as of the date of this Agreement (each, a “Successor Entity”), or the acquisition by any Successor Entity of 25% or more of any class of voting securities.  A Change of Control is not deemed to occur with any organization affiliated with William Blanton, First Covenant Bank, or First Century Bank.

(b)                                 As used in this Agreement, the event described in Section 3(a) is a “Change of Control Event.”

4.                                       Compensation and Benefits.    If the Change of Control Event described in Section 3 of this Agreement occurs, the Employee shall be entitled to receive a specific payment described herein.  As used in this Agreement, “Change of Control Payment” means an amount equal to two (2) times the Employee’s Base Salary in effect as of the date of such Change of Control Event.  This payment shall be payable by the Company or any Successor Entity  within thirty (30) days after the effective date of any Change of Control Event (the “Change of Control Payment”).

5.                                       Noninterference and Nondisclosure.

5.1.                              For purposes of this Agreement, the following definitions shall apply:

(a)              “Trade Secrets” means all information from which the Employer, or any person or company that does business with the Employer, derives actual or potential economic value from its not being known by those who can obtain economic value from its disclosure or use and it not being readily ascertainable by proper means.  Employee agrees that Trade Secrets of the Employer include, but are not limited to, technical and non-technical data, formulas, patterns, circuitry, software, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, distribution lists or lists of actual or potential suppliers, advertisers, contractors, consultants or customers or other Employer information that is the subject of reasonable efforts under the circumstances to maintain secrecy.  Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a “trade secret(s)” under applicable common law or statutory law.

(b)            “Confidential Information” means information of the Employer, or of any person or company that does business with the Employer, which is not generally known by others and is commercially valuable, but does not constitute a Trade Secret.  Employee agrees that Confidential Information of the Employer includes, but is not limited to, oral and written information about the financial affairs of the Employer, financing methods, accounting, marketing and personnel records, current or potential customers lists, business plans and strategies, profit and performance reports, training manuals, product developments, discoveries, ideas, concepts designs, improvements, processes and any other information that is treated by the Employer as being confidential or is labeled as “confidential” or to similar effect.  Confidential Information also includes any information described as proprietary or designated as confidential information, whether or not owned or developed by Employer.

5.2.                              Agreement Not to Use, Disclose or Compete.  As an Employee for the Employer, Employee will be in frequent direct and indirect contact with customers of the Employer and, in consideration for signing this Agreement, Employee will be presented with, gain access to, and may participate in the development of both Trade Secrets and Confidential Information.  The Employee recognizes and acknowledges that the Trade Secrets and Confidential Information constitute valuable, special and unique assets of the Employer and use or/and disclosure thereof contrary to the terms of this Agreement would cause substantial loss of competitive advantage and other serious injury to the Employer.  The Employee further acknowledges that knowledge of Trade Secrets and Confidential Information Employee is presented with, has access to and may participate in developing with the Employer may be inevitably disclosed by Employee if he obtains a position with a competitor that is similar or related to the position Employee previously held with the Employer.  Under such circumstances it would be extremely difficult for him not to disclose, rely on or use the Employer’s Trade Secrets and Confidential Information, and Employee could not be depended upon to voluntarily avoid this, thereby causing a threat of substantial and irreparable harm to the Employer.  Therefore, in order to protect the Trade Secret and Confidential Information that Employee will be presented with, gain access to and participate in the development of, Employee covenants and agrees to the following restrictions:

(a)               Employee agrees that Employee shall hold all Trade Secrets in strictest confidence, shall not use or disclose such Trade Secrets at any time or for any purpose except in the performance of Employee’s designated duties for the Employer, shall diligently protect any and all Trade Secrets against loss by inadvertent or unauthorized disclosure, use or misappropriation, and shall comply with all regulations established by the Employer for the purpose of protecting such information.  The foregoing provision will not apply to information that ceases to be a Trade Secret, unless such information has ceased to be a Trade Secret due to Employee’s breach or default of this Agreement.

(b)              Employee agrees that during Employee’s engagement with the Employer and thereafter, Employee shall hold all Confidential Information in strictest confidence, shall not use or disclose such Confidential Information except in the performance of Employee’s designated duties for the Employer, shall diligently protect any and all Confidential Information against loss by inadvertent or unauthorized disclosure, use or misappropriation, and shall comply with regulations established by the Employer for the purpose of protecting such information.

(c)               Employee agrees that all records, notes, files, memoranda, reports, printouts, drawings, plans, sketches, documents, equipment, apparatus and like items relating to the business of the Employer or containing any Confidential Information or Trade Secrets will be and remain the sole and exclusive property of the Employer.  At any time upon request from the Employer, Employee shall promptly deliver to the Employer the originals and all copies of any such items that are in Employee’s possession, custody or control.

(d)              Employee agrees that all inventions, original works of authorship, developments, concepts, know-how, discoveries, improvements, trade secrets, secret processes, patents, patent applications, service marks, trademarks, trademark applications, copyright and copyright registrations, whether or not patentable or registerable under copyright, trademark or other similar laws, made by Recipient, in whole or in part, or conceived by Recipient alone or with others, that relate to the business, operations, activities, research, investigation or obligations of the Employer (collectively, the “Works”) are the property of the Employer and all right, title, interest and ownership in all such Works, including but not limited to copyrights, trademarks, patents, trade secret rights, trade names, and know-how and the rights to secure any renewals, reissues, and extensions thereof, will vest in the Employer.  The Works will be deemed to be “works made for hire” under United States copyright law (17 U.S.C.  Section 101 et seq.) and made in the course of this Agreement.  To the extent that the Works may not, by operation of law, vest in the Employer or may not be considered to be works made for hire, all right, title and interest therein are hereby irrevocably assigned to the Employer.  Employee understands that the Employer may register the copyright, trademark, patent and other rights in the Works in the Employer’s name.  Employee hereby agrees to sign such applications, documents, assignment forms and other papers as the Employer requests from time to time to further confirm this assignment and Employee agrees to give the Employer and any person designated by the Employer any reasonable assistance required to perfect and enforce the rights defined in this Section.  Employee further understands that the Employer has full, complete and exclusive ownership of the Works (the “Intellectual Property”).  Employee agrees not to use the Intellectual Property for the benefit of anyone other than the Employer without the Employer’s prior written permission.

5.3.  Agreement Not to Solicit.  Employee agrees that during the period of Employee’s engagement with the Employer, Employee will devote Employee’s best efforts to Employee’s work for the Employer.  In order to protect the Trade Secret and Confidential Information that Employee will be presented with, gain access to and participate in the development of, Employee covenants and agrees that during the period of Employee’s engagement with the Employer and for a period of eighteen (18) months thereafter, Employee will not:

(a) solicit, recruit, or induce to leave, directly or indirectly, for Employee’s own account or for any other business, any of the Employer’s employees with whom Employee had contact while working for the Employer during any part of the year immediately preceding the termination of Employee’s engagement;

(b) solicit, recruit, or induce for Employee’s own account or for any other business any of the Employer’s clients or customers with whom Employee had contact while working for the Employer during any part of the year immediately preceding the termination of Employee’s engagement; or

(c) make false, misleading or disparaging statements about the Employer, including its products, services, management, employees, and customers.

6.                                       Arbitration.  The parties agree, except as otherwise provided herein, that any and all disputes that they have with one another which arise out of the Employee’s employment or under the terms of this Agreement shall be resolved through final and binding arbitration by a single arbitrator, as specified herein.  This shall include, without limitation, disputes relating to this Agreement, the Employee’s employment by the Company or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of the Employee’s employment with the Company or its termination.  The only claims not covered by this Section 6 are claims for benefits under the workers’ compensation laws or claims for unemployment insurance benefits, which will be resolved pursuant to those laws.  Binding arbitration will be conducted in Atlanta, Georgia, in accordance with the applicable rules and regulations of the American Arbitration Association for the resolution of commercial disputes.

The Employee and the Company understand and agree that the arbitration shall be instead of any civil litigation and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

7.                                       Modification.  No modification, amendment, or alteration of any provision of this Agreement shall be effective unless contained in a written agreement signed by the parties hereto, and then such modification, amendment, or alteration shall be effective only in the specific instances and for the specific purposes for which given.

8.                                       Successors and Assigns.  This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.  Upon prior notice to the Employee, the Company may assign this Agreement to a wholly-owned subsidiary, “spin-off” Company, or other entity affiliated with the Company, or to any Successor Entity.  The Employee shall not assign his rights or obligations hereunder to any person or entity without the prior written consent of the Company.

9.                                       No Waiver.  No delay or failure on the part of the Company in the exercise of any right, power, or privilege under this Agreement shall impair any such right, power, or privilege or be construed as a waiver of any default or any acquiescence therein.  No waiver shall be valid against the Company unless made in writing and signed by it, and then only to the extent expressly specified therein.

10.                                 Notices.  All notices required to be in writing shall be personally delivered or sent by first-class, registered, or certified mail, postage prepaid, and addressed as follows:

If to the Company:

William Blanton/CEO

First Century Bank

807 Dorsey Street

Gainesville, GA 30501

If to the Employee:

Chris England

5506 Stone Trace

Gainesville, GA  30504

Either party may change its address for notice purposes by prior written notice to the other party as specified herein.

11.                                 Governing Law.  Except as preempted by federal law, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Georgia without reference to its conflict of law provisions.

12.                                 Counterparts.  Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and all of which, together shall constitute one and the same instrument.

13.                                 Severability.  The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision (or part thereof) of this Agreement shall in no way affect the validity or enforceability of any other provisions (or remaining part thereof). If any part of any covenant or provision contained in this Agreement is determined by a court of competent jurisdiction, or by any arbitrator to which a dispute is submitted, to be invalid, illegal or incapable of being enforced, then the court or arbitrator so deciding shall interpret such provisions in a manner so as to enforce them to the fullest extent of the law.

14.                                 Entire Agreement.  This Agreement with attachments constitutes the entire understanding of the parties with respect to the subject matter hereof.  This Agreement supersedes any and all other understandings and agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof and constitutes the sole and only agreement between the parties with respect to said subject matter.  Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied herein, and that no agreement, statement or promise not contained in this Agreement shall be valid or binding or of any force or effect.

15.                                 Duplication.  If a benefit promised herein is otherwise provided by the terms of a plan or policy sponsored by the Company on account of the same event giving rise to the benefit under this Agreement, nothing herein shall be construed to entitle the Employee to duplicate benefits; however, if the terms of this Agreement provide for an enhanced benefit, the Employee shall be entitled to the incremental benefit provided hereunder whether under the plan or policy or by direct payments from the Company.

16.                                 Withholding.  All payments made hereunder shall be less taxes and applicable withholdings.

17.                                 Headings.  The headings contained in this Agreement are for reference purposes and shall not be deemed as an interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

FIRST CENTURY BANK		EMPLOYEE

By:	William R. Blanton	/s/ Chris England
	Chief Executive Officer	Chris England